Avnet, Inc. 2211 South 47 Street Phoenix, AZ 85034

PRESS RELEASE

October 25, 2001

Avnet Reports First Quarter Fiscal Year 2002 Results

Phoenix, Arizona — Avnet, Inc. (NYSE:AVT) reported results today for its first quarter ended September 28, 2001. Sales for the first quarter of fiscal 2002 were $2.20 billion as compared with $3.19 billion in the first quarter of last year. The Company reported a net loss of $19.2 million, or $0.16 per share on a diluted basis, for the first quarter of fiscal 2002, as compared with net income from continuing operations of $82.4 million, or $0.68 per share on a diluted basis, in the first quarter of fiscal 2001. Including income from discontinued operations, last year’s first quarter net income was $85.1 million, or $0.70 per share on a diluted basis. The current quarter results take into account the positive impact related to the discontinuance of amortization of goodwill pursuant to recent changes in U.S. generally accepted accounting principles (GAAP) amounting to approximately $0.08 per share.

Roy Vallee, Avnet’s Chairman and CEO stated, “We are obviously disappointed with our absolute results for the quarter, which reflect the extremely difficult environment in which we are operating. Although our two computer businesses, Computer Marketing (CM) and Applied Computing (AC), have been negatively impacted by the business environment, it is our Electronics Marketing (EM) business that has been most severely affected by this downturn.” Mr. Vallee continued, “EM’s sales for the first quarter of fiscal 2002 were down 44% as compared with the year ago first quarter, and on a sequential basis, its sales were down 20% as compared with the fourth quarter of fiscal 2001. CM’s sales in the current quarter were down 8% and AC’s sales were up 8% as compared with the fourth quarter of fiscal 2001.”

Mr. Vallee added, “I am pleased with the way our team has responded to the things we can affect. Our first quarter of fiscal 2002 results reflect a reduction in excess of $190 million of annualized operating expenses, as compared with the run rate of expenses at the end of the December 2000 quarter. And, as we previously reported, we have reduced expenses by approximately another $40 million on an annualized basis as a result of actions which were taken at the end of September 2001.” Mr. Vallee went on to say, “We have also worked hard to reduce our debt and working capital in response to the business environment. Since the end of December 2000, excluding the impact of our accounts receivable securitization program, we have reduced debt by over $1.0 billion driven primarily by a reduction in working capital.”

Mr. Vallee further commented, “The tragic events of September 11th did not have a meaningful impact on our first quarter results and, based upon what we have seen so far, we don’t expect a meaningful impact on our second quarter results. Short term, we expect the December 2001 quarter to be beneficially impacted by the typical seasonality which should drive sales growth at CM and AC, offset somewhat by slightly lower top line expectations for EM. Coupled with the significant cost reductions we have made, we continue to anticipate sequential earnings growth in our second quarter and are comfortable with consensus estimates of a loss of approximately $0.08 per share for that quarter.” Mr. Vallee concluded by stating, “Long term, Avnet is well positioned for growth as the global economy and the technology industry we serve recover. As a result of the actions we have taken, Avnet now has more earnings leverage than at any other time in its history.”

As required by the recent changes in GAAP related to accounting for goodwill, the Company is currently evaluating the book value of its goodwill and the associated one-time charge related to the change in accounting principle, the amount of which cannot yet be estimated. The Company expects to complete its evaluation of goodwill by the end of its second quarter of fiscal 2002 and will restate its first quarter of fiscal 2002 results to include this one-time charge related to the change in accounting principle. The impact of this restatement will be to reduce the book value of goodwill with the offset being recorded as a charge to the income statement in a special category entitled ‘cumulative effect of change in accounting principle’. In addition, as required by GAAP, all prior year financial statements have been restated to include the results of Kent Electronics, the June 8, 2001 acquisition of which was accounted for as a pooling-of-interests.

Forward Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management’s current expectations and are subject to uncertainty and changes in the forward-looking statements. The forward-looking statements herein include statements addressing future financial and operating results of Avnet.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: changes in business conditions and the economy in general, changes in market demand and pricing pressures, allocations of products by suppliers, failure to obtain and retain expected synergies from newly acquired businesses, and other competitive and/or regulatory factors affecting the businesses of Avnet generally.

More detailed information about these and other factors is set forth in Avnet’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for fiscal 2001. Avnet is under no obligation to (and expressly disclaims any such obligation to) update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information

Phoenix, Arizona-based Avnet, Inc., a Fortune 500 company, is one of the world’s largest distributors of semiconductors, interconnect, passive and electromechanical components, enterprise network and computer equipment, and embedded sub-systems from leading manufacturers. Serving customers in 63 countries, Avnet markets, inventories and adds value to these products and provides world-class supply-chain management and engineering services. Avnet’s Web site is located at www.avnet.com.

AVNET, INC.
(MILLIONS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED

	SEPTEMBER 28,	SEPTEMBER 29,
	2001	2000	%	CHANGE

Sales	$2,201.2	$3,188.6		(31%)

Income (loss) from continuing operations before income taxes	(33.9)	141.5		(124%)

Net income (loss) from continuing	(19.2)	82.4		(123%)

operations

Income from discontinued operations, net of income taxes	—	2.7		(100%)

Net income (loss)	(19.2)	85.1		(123%)

Earnings (loss) per share from continuing operations:

Basic	($0.16)	$0.70		(123%)

Diluted	($0.16)	$0.68		(124%)

Net earnings (loss) per share:

Basic	($0.16)	$0.73		(122%)

Diluted	($0.16)	$0.70		(123%)

AVNET, INC.
CONSOLIDATED STATEMENTS OF INCOME
(THOUSANDS EXCEPT PER SHARE DATA)

	FIRST QUARTERS ENDED

	SEPTEMBER 28,	SEPTEMBER 29,
	2001	2000

Sales	$2,201,195	$3,188,591

Cost of sales	1,890,633	2,701,018

Gross profit	310,562	487,573

Operating expenses	306,937	308,562

Operating income	3,625	179,011

Other income, net	594	251

Interest expense	(38,071)	(37,802)

Income (loss) from continuing operations before income taxes	(33,852)	141,460

Income taxes	(14,645)	59,095

Net income (loss) from continuing operations	(19,207)	82,365

Income from discontinued operations, net of income taxes	—	2,771

Net income (loss)	($19,207)	$85,136

Earnings (loss) per share from continuing operations:

Basic	($0.16)	$0.70

Diluted	($0.16)	$0.68

Net earnings (loss) per share:

Basic	($0.16)	$0.73

Diluted	($0.16)	$0.70

Shares used to compute earnings per share:

Basic	117,851	116,976

Diluted	117,851	123,010

AVNET, INC.
CONSOLIDATED BALANCE
SHEETS
(THOUSANDS)

	SEPTEMBER 28,	JUNE 29,
	2001	2001

Assets:

Current assets:

Cash and cash equivalents	$103,115	$97,279

Receivables	1,413,883	1,629,566

Inventories	1,782,248	1,917,044

Other	101,817	103,600

Total current assets	3,401,063	3,747,489

Property, plant & equipment	416,716	417,159

Goodwill	1,426,888	1,404,863

Other assets	301,310	294,637

Total assets	5,545,977	5,864,148

Less liabilities:

Current liabilities:

Borrowings due within one year	1,024,673	1,302,129

Accounts payable	828,999	853,196

Accrued expenses and other	370,845	414,740

Total current liabilities	2,224,517	2,570,065

Long-term debt, less due within one year	919,142	919,493

Total liabilities	3,143,659	3,489,558

Shareholders’ equity	$2,402,318	$2,374,590

AVNET, INC.
SEGMENT INFORMATION
(MILLIONS)

	FIRST QUARTERS ENDED

	SEPTEMBER 28,	SEPTEMBER 29,
SALES	2001	2000

Electronics Marketing	$1,237.6	$2,226.9

Computer Marketing	572.0	688.2

Applied Computing	391.6	273.5

Consolidated	$2,201.2	$3,188.6

OPERATING INCOME

Electronics Marketing	($5.0)	$173.5

Computer Marketing	10.8	19.7

Applied Computing	14.5	11.1

Corporate	(16.7)	(25.3)

Consolidated	$3.6	$179.0